UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 04, 2023

Erasca, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40602	83-1217027
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3115 Merryfield Row Suite 300
San Diego, California		92121
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 465-6511

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	ERAS	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 4, 2023, Wei Lin, M.D. notified Erasca, Inc. (the “Company”) of his decision to resign from his position as Chief Medical Officer of the Company to pursue other opportunities. Dr. Lin’s last day of employment with the Company will be April 21, 2023 as he transitions from his current role. Dr. Lin did not resign due to a disagreement relating to the Company’s management, board of directors, operations, policies or practices.

Effective as of April 10, 2023, Shannon R. Morris, M.D., Ph.D. has been promoted to the position of the Chief Medical Officer of the Company. Dr. Morris, age 53, joined the Company in May 2022 as Senior Vice President, Clinical Development. Dr. Morris brings over 20 years of experience in the life sciences industry with a focus in oncology. Prior to joining the Company, from September 2020 to March 2022, Dr. Morris was Vice President, Head of Clinical Development, and a member of the Executive Committee at Istari Oncology, Inc. Prior to Istari Oncology, from April 2017 to September 2020, Dr. Morris was Vice President of Clinical Development at G1 Therapeutics, Inc. (Nasdaq: GTHX), where she led the development of Cosela™, achieving breakthrough therapy designation as well as a successful new drug application (NDA) submission. Prior to GI Therapeutics, from October 2014 to March 2017, Dr. Morris was a Senior Director at MedImmune, the global biologics research and development arm of AstraZeneca PLC, where she supported the successful biologics license application (BLA) for Imfinzi® and led the development of multiple early phase immuno-oncology assets. Prior to MedImmune Dr. Morris held roles of increasing responsibility at GSK plc (formerly known as GlaxoSmithKline plc), where her efforts focused on the early phase development of small molecule inhibitors of AKT, PI3K, and MEK, including the approved MEK inhibitor Mekinist®. During her time at GSK and MedImmune, Dr. Morris maintained an adjunct appointment at the University of North Carolina where her practice focused on the clinical care of patients with breast and gastrointestinal cancers. Dr. Morris completed her internal medicine residency and oncology fellowship at the University of North Carolina, earned an M.D. and Ph.D. in molecular virology from Case Western Reserve University, and received a B.S. in biological sciences from Stanford University.

There are no arrangements or understandings with the Company or any other person pursuant to which Dr. Morris was appointed to serve as the Company’s Chief Medical Officer. There are no family relationships between Dr. Morris and any director or executive officer of the Company, and there are no related party transactions of the kind described in Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended, in which Dr. Morris was a participant.

In connection with her promotion, the Company entered into an employment agreement with Dr. Morris, effective April 10, 2023 (the “Employment Agreement”), providing for the terms of her employment, including (i) an annual base salary of $470,000; (ii) an annual target bonus equal to 40% of her base salary; and (iii) a stock option award to purchase 375,000 shares of the Company’s common stock, exercisable at a price per share equal to the closing price of the Company’s common stock on the Nasdaq Global Select Market on the date of grant. Starting in May 2023, one forty-eighth (1/48th) of the shares of common stock subject to such option shall vest monthly on the same day as the date of grant, subject in each case to Dr. Morris’ continued service to the Company on each vesting date.

In connection with her promotion Dr. Morris amended her agreement under the Company’s Severance and Change and Control Severance Plan (the “Severance Plan”), a copy of which was filed as Exhibit 10.4 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-257436), filed with the SEC on July 12, 2021. Pursuant to such amendment Dr. Morris was reclassified from a “Tier 2 Covered Employee” to a “Tier 1 Covered Employee” under the Severance Plan.

In connection with her promotion Dr. Morris entered into the Company’s standard form of Indemnification Agreement, a copy of which was filed as Exhibit 10.17 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-257436), filed with the SEC on July 12, 2021.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by the full text of the Employment Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Erasca, Inc.

Date:	April 10, 2023	By:	/s/ Ebun Garner
Ebun Garner, General Counsel